Exhibit 10.11

CONFIDENTIAL TREATMENT REQUESTED

AMENDMENT NO. 2
LICENSE AGREEMENT “AGREEMENT” FOR WIRELESS
COMMUNICATION ACCESS SYSTEMS

This Amendment No. 2 to License Agreement for Wireless Communications Access System, by and between City of Chicago and Chicago Concourse Development Group, LLC dated November 17, 2005 (the “Agreement”), is made and entered into as of this 31st day of December 2014, by and between the City of Chicago “City”, a municipal corporation and home rule unit of government under the Constitution of the State of Illinois, and Chicago Concourse Development Group, LLC.  “Licensee”, a subsidiary of Boingo Wireless Incorporated, and a Delaware Limited Liability Company.  The parties hereby agree as follows:

Pursuant to Article 1.1, Section 11.3 of the Agreement, entitled Amendments, the following terms and conditions shall be incorporated as “Exhibit A WCAS Design and Performance Requirements, Schedule 4: WCAS Performance Improvement Requirements—2015 Amendment.”

1.              Licensee will provide City with enhanced reporting of performance measurements including, data throughput speeds, access point availability, and the number of users currently connected.  This summary report will detail performance of the Wi-Fi networks throughout O’Hare and Midway airports.  The reports will be delivered as electronic documents with scope and frequency to be agreed upon between Licensee and City Department of Aviation staff.

2.              Licensee must complete at O’Hare and Midway airports an airport wide access point upgrade to [*], on or before [*].  Licensee shall commence upgrades to the WiFi networks in [*] and the schedule for upgrades at O’Hare and Midway will be coordinated between Licensee and City Department of Aviation staff.

3.              Licensee must provide on a monthly basis, beginning [*] after the network upgrades are completed, statistics that confirm that the WiFi speeds listed below are being attained no less than [*] of the time each month at both O’Hare and Midway airports.  Licensee will establish the parameters for benchmark performance testing.

a.              Complimentary Sessions:

i.                  Burst speed of [*] available for five minutes allocable throughout the session on demand, with a minimum speed of [*] during the 30 minute complimentary session.  Each unique device will be granted one complimentary session per calendar day.

b.              Pay As You Go Sessions:

i.                  Burst speed of [*] available for five minutes allocable throughout the session on demand, with a minimum speed of [*] during the session.

c.               Subscription Sessions:

i.                  Burst speed of [*] available for five minutes allocable throughout the session on demand, with a minimum speed of [*] during the session.

4.              Licensee must increase available internet Bandwidth, as needed, to ensure that WiFi Session Minimum Speeds - listed in Item 3 above - are maintained as user consumption increases.

5.              Licensee must complete the implementation of the Location Based Services (“LBS”) infrastructure by [*] [*]. The supporting software application to display expected wait times at all TSA checkpoints used by travelers must be completed on or before [*].  Licensee will display this information on the Boingo public Wi-Fi Walled Gardens available to passengers at ORD and MOW airports.  Licensee will provide a link to the same, or similar, data displayed on Licensee’s Walled Garden to City’s Aviation IT Department for integration on City’s Fly Chicago website.  Licensee will further supply access to this specific data to City’s Aviation IT Department for City’s use on other City provided display systems.  Licensee will not be responsible for any additional costs to display or interface this data with other display systems and/or other third party assets.  Licensee will also not be responsible for funding additional enhancements to this application or providing other LBS applications.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.              Licensee must complete the implementation of the RAD technologies “South Airfield Wi-Fi” pilot project at O’Hare Airport that provides Wi Fi access to vehicles, people, and security cameras, allowing back end connectivity to the CDA network, on or before [*].  Licensee’s responsibility will be limited to procuring and installing the hardware.  The third party vendor will be solely responsible for all other costs associated with the proof of concept trial.  In the event that the proof of concept is unsuccessful, the vendor will remove their hardware and neither City nor Licensee will have any responsibility for the equipment cost and Licensee will absorb only installation costs.  In the event that City wishes to expand the program after the proof of concept, Licensee will have no obligation to fund or otherwise support that expansion.

7.              Licensee must complete the build out of WiFi infrastructure in the public areas of the Federal Inspection Station (“FIS”) at Terminal 5 at O’Hare airport to accommodate the connectivity requirements of the Mobile Passport Control smartphone applications, on or before [*].  Licensee will further complete the build out of DAS infrastructure in the public areas of the same FIS facility by [*], [*] and make every effort to gain cellular Carrier participation to provide their respective services on the network by that date however it is understood by both parties that Carrier participation is solely at the discretion of each individual Carrier.

If the Licensee is unwilling or unable to meet any one of the benchmarks or requirements contained within the Amendment, it will be considered an Event of Default.  Pursuant to the Commissioner’s authority under Article 9, Section 9.1 of the Agreement, the Licensee will be granted [*] to cure any default after receipt of written notice by City.  If the Event of Default cannot be cured within [*], but Licensee promptly begins and diligently and continuously proceeds to cure the failure within the time period granted and after that continues to diligently and continuously proceed to cure the failure, and the failure is reasonably susceptible of cure within [*] from delivery of the notice, Licensee will have the additional time, not to exceed [*] additional days, to cure the Event of Default.

If the Event of Default is not cured in the time allowed, the City through the Commissioner may elect to terminate the Agreement in its entirety, pursuant to Section 9.2.A.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to AGREEMENT as of the date first above written.

Chicago Department of Aviation

/s/ Michael Boland
Michael Boland
Acting Commissioner

December 31, 2014
Date

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Concourse Development Group, LLC

signature illegible
Name

Manager
Title

December 31, 2014
Date

Boingo Wireless Incorporated

/s/ Peter Hovenier
Name

CFO
Title

December 31, 2014
Date